FORM 4                                          U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
                                                      WASHINGTON, D.C.   20549                          OMB NUMBER:       3235-0287
[ ] Check this box if no longer                                                                         Expires: September 30, 1998
    subject to Section 16.  Form 4                                                                      Estimate average burden
    or Form 5 obligations may                                                                           hours per response..... 0.5
    continue.  See Instructions 1(b)

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of
                               1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                          Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)

1.Name and Address of Reporting Person* 2. Issuer Name and Ticker                      6. Relationship of Reporting Person to Issuer
                                           or Trading Symbol                                        (Check all applicable)
Padula       Samuel     J.                 Lincoln Logs Ltd. (LLOG)
                                                                                          x   Director                     10% Owner
                                                                                        -----                       -----
                                                                                              Officer (give               Other
(Last)       (First)    (Middle)        3. IRS or Social Security  4. Statement for     -----          title below) ----- (specify
                                           Number of Reporting        Month/Year                                           below)
    9 Leeward Court                        Person (voluntary)
                                                                      1/31/98                       --------------------------------
             (Street)                                              5. If Amendment,    7. Individual or Joint/Group Filing
                                                                      Date of Original    (check Applicable Lines)
Oceanport  New Jersey     07757                                       (Month/Year)         X  Form Filed by One Reporting Person
                                                                                          ---
(City)       (State)       (Zip)                                                              Form Filed by More than One
                                                                                          --- Reporting Person

                                       TABLE I  NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security                    2. Trans-  3. Trans-     4. Securities Acquired    5. Amount of  6. Owner-    7. Nature
   (Instr. 3)                              action     action        (A)or Disposed of (D)     Securities    ship         of
                                           Date       Code                                    Benefic-      Form:        Indirect
                                                      (Instr. 8)       (Instr. 3, 4 and 5)    ially         Direct       Bene-
                                        (Month/                                               Owned at      (D) or       ficial
                                         Day/      Code     V      Amount  (A) or Price       End of        Indirect     Owner-
                                         Year)                             (D)                Month         (I)          ship
                                                                                              (Instr. 3     (Instr.      (Instr.
                                                                                              and 4)        4)           4)

Common Stock                            1/30/98     C              250,000  A      $50,000    250,000 (1)    I            By wife

Common Stock                                                                                  13,603 (1)     I            By wife

Common Stock                                                                                  2,100          I            (2)

Common Stock                                                                                  3,040          D

(1)  Reporting Person disclaims beneficial ownership of these securities.
(2)  Reporting Person shares voting and investment power with wife.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.	             (Over)
*  If the form is filed by more than one reporting person, see Instructions 4(b)(v)                                 SEC 1474 (7-96)

FORM 4 (CONTINUED)	TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title of    2.Conver-  3.Trans-  4.Transac-   5.Number of   6.Date Exer-  7.Title        8.Price    9.Number   10.Owner- 11.Na-
  Derivative    sion or    action    tion Code    Derivative    cisable       and Amount     of         of Deriv-   ship     ture
  Security      Exercise   Date      (Instr. 8)   Securities    and Expir-    of Under-      Deriv-     ative       Form     of In-
  (Instr. 3)    Price      (Month/                Acquired (A)  ation Date    lying          ative      Secur-      of De-   direct
                of         Day/                   or Disposed   (Month/       Securities     Secur-     ities       rivative Bene-
                Deriva-    Year)                  of (D)        Day/Year)                    ity        Bene-       Secu-    ficial
                tive                              (Instr. 3,-                  (Instr. 3     (Instr     ficially    rity;    Own-
                Security                          4, and 5)                    and4)           . 5)     Owned       Direct   ership
                                                                                                        at End      (D) or   (Instr
                                                                                       Amount           of          Indi-    . 4)
                                                                Date   Expir-          or               Month       rect (I)
                                                                Exer-  ation   Title   Number           (Instr.     (Instr.
                                                                cisa-  Date            of               4)          4)
                                   Code    V      (A)    (D)    ble                    Shares

Series A       $.20       1/30/98   C                    250,000 7/31/  6/30/   Common  250,000  $.20                 I**
Convertible                                                      93      98     Stock
Subordinated
Debenture

Series B       $.20       1/30/98   A              150,000       3/2/   5/15/   Common  150,000  $.20                 I**
Convertible                                                      98      99     Stock
Subordinated
Debenture

Common         $.375      1/30/98   A               75,000       Immed.   *     Common  75,000   $.375                I**
Stock                                                                           Stock
Warrant
(right to buy)

Explanation of Responses:

*  Earlier of (a) January 31, 2003, or (b) the tenth (10th) day prior to the Issuer's anticipated filing date with the Securities and Exchange Commission of a registration statement to conduct a public offering.  ** The reporting person disclaims beneficial ownership of these shares.

**  Intentional misstatements or omissions of facts                       /s/ Samuel J. Padula                 February 11, 1998
    constitute Federal Criminal Violations.                        -------------------------------------------- ----------------
    See 18 U.S.C. 1001 and 15. U.S.C. 78ff(a).                             **Signature of Reporting Person              Date
                                                                              Samuel J. Padula

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

